Exhibit 10.2

Mr. Charles Gallagher

[ADDRESS INTENTIONALLY REMOVED]

June 3, 2008

Dear Charles,

Reference is made to your Employment Agreement dated as of December 18, 2007 with Virgin Media Inc. (the “Agreement”).  Terms used but not defined in this letter shall have the meaning of such terms as defined in the Agreement.

The terms of the Agreement will remain in effect in all respects, except as follows:

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Term. Pursuant to Section 2 of the Agreement, the Company hereby notifies you of its intention to extend the Employment Term of the Agreement for an additional six months through to December 31, 2008. (We note that the performance criteria for the extended term are yet to be established by the Compensation Committee.)

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Allowance. In light of the fact that the Company does not at this time have a chief financial officer, you are presently the Company’s senior financial officer and you have agreed to act as the principal financial officer for SEC reporting purposes while a search for a chief financial officer is pending.Accordingly, Section 3(a) of the Agreement is hereby amended so that in addition to the Base Salary paid to you under the Agreement, the Company will pay you in the monthly payroll an additional monthly allowance paid at the rate of £80,000 per annum (pro rata for the period), effective from April 1, 2008 and payable during the term of your employment for only so long as you are the Company’s principal financial officer.

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Bonus. From and after July 1, 2008, in the event that the Employment Term is terminated for any reason (other than for Cause), the Company agrees to pro rate any cash bonus amount payable during the Second Term pursuant to Section 3(b) of the Agreement; provided that the Compensation Committee of the Board have determined that the Second Term Performance Conditions were met during such period (taking into account the early termination).

You will be entitled to receive, after July 1, 2008, subject to the terms and conditions set forth in the Agreement, as a result of the extension of the term, vesting of 50% of the stock options granted to you pursuant to the Agreement (62,500 options) on December 31, 2008.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by Law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Sincerely,

VIRGIN MEDIA INC.

By	: /s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Charles K. Gallagher
Charles Gallagher